ADT Announces Departure of Ken Porpora, Chief Financial Officer BOCA RATON, Fla., Dec. 20, 2023 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today announced that Ken Porpora, Executive Vice President and Chief Financial Officer (CFO), will step down to become the Chief Executive Officer of a privately held HVAC and plumbing services provider. Porpora will depart the company at year end. Jeff Likosar, President, Corporate Development and Chief Transformation Officer, will serve as the interim CFO. Likosar previously served as the company’s CFO from 2017 to 2022. ADT has begun the external search process of evaluating CFO candidates. “Ken has been a tremendous partner and an outstanding leader for ADT throughout his many successful years at our company,” said Jim DeVries, ADT Chairman, President and CEO. “I’d like to express my gratitude to Ken for his stewardship and significant contributions to ADT.” “ADT has been my home for the last 25 years,” said Porpora. “As I embark on this new journey, I want to extend my heartfelt thanks to my colleagues for a wonderful career chapter. It has been an honor to serve alongside ADT’s leaders, and I have full confidence in the future of ADT.” About ADT ADT provides safe, smart and sustainable solutions for people, homes and small businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by one of the largest networks of smart home security and rooftop solar professionals in the U.S., we empower people to protect and connect to what matters most. For more information, visit adt.com. ADT contacts:  Media Relations media@adt.com Investor Relations Investorrelations@adt.com 888-238-8525 Exhibit 99.1